EXHIBIT 5(b) INVESTMENT ADVISORY AGREEMENT FOR CORE EQUITY

                          INVESTMENT ADVISOR AGREEMENT

     AGREEMENT, made this 19th day of October, 1998, between Quaker Investment Trust (the "Trust") and Geewax, Terker & Co., a Pennsylvania partnership (the "Adviser"), registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Act").

                                   BACKGROUND

     WHEREAS, the Trust is registered as a diversified, open-end management investment company of the series type under the investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the Quake Core Equity Fund (the "Fund") series of the Trust pursuant to the terms and conditions of this Agreement, and the Adviser is willing to so furnish such services;

     NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   Appointment

     The Trust hereby appoints the Adviser to act as Investment Adviser to the Quaker Core Equity Fund (the "Fund") for the periods and on the terms set forth in this Agreement. The Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.   Delivery of Documents

     The Trust has furnished the Investment Adviser with copies properly certified or authenticated copies of each of the following:

     a. The Trust's Declaration of Trust, as filed with the Commonwealth of Massachusetts (such Declaration, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration");

     b. The Trust's By-Laws (such By-Laws, as presently in effect and as they may be from time to time amended, are herein called the "By-Laws")

     c.   Resolutions  of  the  Trust's  Board  of  Trustees   authorizing   the
          appointment of the Adviser and approving this Agreement;

     d. The Trust's Registration Statement on form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act"), relating to shares of beneficial interest of the fund (herein called the "Shares") as filed with the Securities and Exchange Commission ("SEC") and all amendments thereto;

     e. The Fund's Prospectus, Statement of Additional Information (such Prospectus, together with the statement of Additional Information, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus")

     The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC.


3.   Management

     Subject to the supervision of the Trust's Board of Trustees, the Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund. The Advisor will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Advisor will provide the services under this Agreement in accordance with the Funds investment objectives, policies and restrictions as such are set forth in the prospectus from time to time. The Advisor further agrees that it:

     (a) Will conform its activities to all applicable rules and Regulations of the SEC and will, in addition, conduct its activities under this agreement in accordance with the regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement.

     (b) Will place orders pursuant to its investment determinations for the Fund either directly with the respective issuers or with any broker or dealer. In placing orders with brokers or dealers, the Advisor will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the Advisor believes two or more brokers or dealers are comparable in price and execution, the Advisor may prefer: (I) brokers and dealers who provide the Fund with research advice and other services, or who recommend or sell Trust shares, and (II) brokers who are affiliated with the Fund or the Advisor; provided, however, that in no instance will portfolio securities be purchased from or sold to the Advisor in principal transactions;

     (c) Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the fund.

4.   Services not Exclusive

     The advisory services to be furnished by the Advisor hereunder are not to be considered exclusive, and the Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby; provided, however, that without the written consent of the Trustees of the Trust, the Advisor will not serve as an investment advisor to any other investment company having a similar investment objective to that of the fund.

5.   Books and Records

     In compliance with Rule 31a-3 promulgated under the 1940 Act, that Advisor hereby agrees that all records which it maintains for the benefit of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act. The records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act that are not maintained by others on behalf of the Fund.

6.   Expenses

     During the term of this Agreement, the Advisor will pay all expenses incurred by it in connection with its investment advisory services furnished to the Fund other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Fund. In addition, in accordance with the plan of Distribution adopted by the Fund under the provisions of Rule 12b-1 promulgated under the 1940 Act, the Advisor agrees to pay, from the Advisory fees paid to it hereunder, the amounts set forth in Exhibit A attached hereto to qualified brokers and dealers who are authorized to sell Fund shares and receive compensation therefore.

7.   Compensation

     The trust will pay the Advisor, and the Advisor will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of 0.75% of the average daily net assets of the Fund. The Advisor hereby acknowledges that the expense ratio for the Fund will be capped at 1.35% of the average daily net assets of the Fund and hereby agrees to waive its fees to the extent necessary to achieve such expense ratio, on a basis that is pro rata to the fees charged by other providers of services to the Fund. All parties to this Agreement do hereby authorize and instruct the Declaration Group, the Fund's Administrator, to provide a calculation each month of the gross amount due the Advisor and to deduct from such amount all applicable amounts of fee waivers as well as the amounts set forth in Exhibit A, if applicable, prior to remitting fee payments hereunder.

8.   Limitation of Liability

     The Advisor shall not be liable for any error of judgement, mistake of law or for any other loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.   Duration and Termination

     This Agreement shall become effective upon the resignation of the existing investment advisor to the Fund and, unless sooner terminated as provided herein, shall continue in effect for two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

     (a) By the vote of a majority of those members of the Board of Trustees who are not parties to the Agreement or interested persons of any such party 9as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

     (b) By vote of either the Board of Trustees or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing, this Agreement may be terminated by the Fund or by the Advisor at any time upon sixty (60) days written notice, without payment of any penalty. Provided that termination by the Fund must be authorized by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10.  Amendment of this Agreement

     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act).

11.  Miscellaneous

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.  Counterparts

     This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute and original, and all of which, together, shall constitute one Agreement.

13.  Governing Law

     This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:                                 QUAKER INVESTMENT TRUST


By: _______________________             By: /s/ Peter F. Waitneight
Title:                                  Title: President


Attest:                                 GEEWAX, TERKER & CO.

By: ________________________            By: ____________________________
Title:                                  Title:

                                    Exhibit A

                                   12b-1 Fees

     For shares sold through the Charles Schwab Mutual Fund Marketplace, Fidelity Brokerage Services, Inc., Waterhouse Securities, Inc., or Jack White & Company, the 12b-1 fees to be paid shall be equal to 0.20% of the purchase price of such shares.

     For shares sold through an authorized wholesaler, the 12b-1 fees to be paid shall be equal to:

     25% of management fee on amount of Fund shares sold for first 12 months 10% of management fee on such amount for succeeding 12 months
     5% of management fee on such amount thereafter.

     The foregoing shall be in effect with respect to Fund shares until such shares are redeemed.

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